Exhibit 99.1
News Release
Amkor Appoints Mark Rogers as General Counsel

Tempe, Ariz., June 10, 2019 — Amkor Technology, Inc. (NASDAQ: AMKR) today announced that Mark N. Rogers has joined the Company as executive vice president, general counsel and corporate secretary, reporting to Steve Kelley, Amkor’s president and chief executive officer. Rogers succeeds Gil Tily, who has retired as general counsel.
“We are delighted to welcome Mark as our new general counsel,” said Kelley. “Mark’s extensive legal experience with global semiconductor and IT companies makes him a great fit for Amkor.”
Mark has more than 25 years of corporate legal and transaction experience. He joins Amkor after five years at ON Semiconductor, where he served as assistant general counsel, assistant corporate secretary and in other key legal roles. Mark’s work experience also includes 11 years with Insight Enterprises as associate general counsel, and private practice with the law firms of Fennemore Craig and Quarles & Brady.
Mark holds an A.B from Brown University and a J.D. from New York University School of Law.
About Amkor
Amkor Technology, Inc. is one of the world’s largest providers of outsourced semiconductor packaging and test services. Founded in 1968, Amkor pioneered the outsourcing of IC packaging and test, and is now a strategic manufacturing partner for more than 250 of the world’s leading semiconductor companies, foundries and electronics OEMs. Amkor’s operational base includes production facilities, product development centers, and sales and support offices located in key electronics manufacturing regions in Asia, Europe and the USA. For more information, visit www.amkor.com.
Contact:
Amkor Technology, Inc.
Vincent Keenan
Vice President, Investor Relations
480-786-7594
vincent.keenan@amkor.com